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                            CERTIFICATE OF AMENDMENT
                                        OF
                            CERTIFICATE OF DESIGNATION
                                        OF
                      CONVERTIBLE PREFERRED STOCK, SERIES C
                                        OF
                            THERMOVIEW INDUSTRIES, INC.

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                         PURSUANT TO SECTION 242 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
                 -----------------------------------------------

          ThermoView Industries, Inc., a Delaware corporation (the "Company") certifies that pursuant to the authority contained in Section 4.2 of Article IV of its Restated Certificate of Incorporation, as amended, and in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company, at a meeting held on June 28, 1999, duly approved and adopted the following amendment (the "Amendment") to the Certificate of Designation of Convertible Preferred Stock, Series C (the "Certificate of Designation") and holders of all of the outstanding $.001 par value Series C Convertible Preferred Stock approved such Amendment by unanimous written consent in lieu of a meeting dated as of July 6, 1999:

          A. Section 2 of the Certificate of Designation is hereby replaced in its entirety with the following:

     "2.     DIVIDENDS

     (a) Holders of Preferred Stock shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Liquidation Value per share) equal to 0.8% per month, payable quarterly, commencing on May 1, 1999. Each dividend payable after July 9, 1999 will be comprised of (i) 70% cash and (ii) 30% Common Stock (as defined in Section 8), the number of shares of which shall be equal to the quotient obtained by dividing (a) 30% of the cash amount of the total dividend payable to such Holder on such dividend payment date by (b) the Average Per Share Market Value. As used herein, the "AVERAGE PER SHARE MARKET VALUE" means the average of the Per Share Market Value for the five Trading Days prior to such dividend payment date. Dividends on the Series C Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Issuance Date, and shall be deemed to accrue from such date and be cumulative whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Accrued and unpaid dividends of the Preferred Stock for any shares which are being converted shall be paid on the date on which such Preferred Stock is converted. Except as otherwise provided

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herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares held by each Holder.

     (b)     [Reserved for future use.]

     (c) So long as any Preferred Stock shall remain outstanding or unconverted, except pursuant to existing agreements of the Company as of April 23, 1999, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described herein) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities."

          B. A new section of the Certificate of Designation is added, as follows:

     "21.     REDEMPTION DEMAND.  Notwithstanding anything to the contrary contained herein, the Company shall not be required to repurchase or redeem any shares of Preferred Stock (or Common Stock issued upon conversion or redemption of Preferred Stock) held by a Holder if such redemption would result in the occurrence of a default or event of default under any of the Company's respective loan documents (the "Loan Documents") with (i) PNC Bank, N.A., (ii) any successor senior lender, or (iii) GE Capital Equity Investments, Inc.; PROVIDED, HOWEVER, that in each such event: (a) the Company shall give the Holder written notice (the "Violation Notice"), within three (3) Business Days of such Holder's redemption demand (the "Redemption Demand"), that such redemption would result in the occurrence of a default or event of default under the Loan Documents, (b) Warrant No. W-1, issued by the Company to Brown Simpson Strategic Growth Fund, Ltd., and Warrant No. W-2, issued by the Company to Brown Simpson Strategic Growth Fund, L.P. (collectively, the "WARRANTS") shall be amended, at the Holder's option, so that the Exercise Price (as such term is defined therein) then in effect shall be reduced to the Per Share Market Value for the five (5) Trading Days immediately preceding the date the Redemption Demand was made or the date that the Company delivered the Violation Notice and (c) the Company shall deliver to the Holder the Officer's Certificate pursuant to Section 8 of the Warrant setting forth the Exercise Price as reduced pursuant to the terms hereof."

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      IN WITNESS WHEREOF ThermoView Industries, Inc. has caused this
Certificate to be signed by its President on this 9th day of July, 1999.

                                   /s/ Nelson E. Clemmens
                                   -------------------------
                                   Name:  Nelson E. Clemmens
                                   Title: President

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